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                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549



                                 FORM 8-K

                              CURRENT REPORT

                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934



            Date of Report (date of earliest event reported):
                             December 23, 1994



                               CONSECO, INC.

                          State of Incorporation:
                                  Indiana


     Commission File                                      IRS Employer Id.
       No. 1-9250                                          No. 35-1468632

                  Address of Principal Executive Offices:
                      11825 North Pennsylvania Street
                          Carmel, Indiana  46032

                               Telephone No.
                              (317) 817-6100




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                           CONSECO, INC. AND SUBSIDIARIES




ITEM 5.  OTHER EVENTS.


      On December 23, 1994, Conseco, Inc. ("Conseco") completed the sale of its 40 percent equity interest in Western National Corporation ("WNC") to American General Corporation for $274.4 million in cash, or $11.00 for each of the 24,947,500 WNC shares owned by Conseco. Conseco expects to recognize a nominal after-tax gain from the sale. Net cash proceeds from the sale (after taxes and expenses) will be used for general corporate purposes, including repurchases of Conseco common stock.

      As disclosed in Conseco's Form 8-K dated February 15, 1994, Conseco had previously sold a 60 percent interest in WNC. After the sale of its 40 percent equity interest on December 23, 1994, Conseco no longer has an equity interest in WNC.

      In connection with this transaction, Conseco agreed to a number of
revisions to its insurance services agreement with WNC.   The revisions include
a reduction, effective January 1, 1995, in the investment services annual management fees charged to WNC from the current rate (based on progressively lower rates at increasing levels of the investment portfolio, such rates for the current portfolio level average about 18 basis points and for additional amounts in the portfolio would be 10 basis points) to a flat rate of 10 basis points. The revisions also permit the termination of the insurance services agreement as early as July 1996, without penalty, as opposed to the prior 10-year agreement, which was terminable after five years with penalty.

ITEM 7(c).  EXHIBIT.

      10.35 Stock Purchase Agreement dated December 2, 1994, between American General Corporation and Conseco Investment Holding Company.

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                      CONSECO, INC. AND SUBSIDIARIES




                                      SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



Date:  January 9, 1995
                                            CONSECO, INC.

                                         By: /S/ROLLIN M. DICK
                                             --------------------
                                             Rollin M. Dick
                                             Executive Vice President
                                                and Chief Financial Officer